Contact:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Reports Estimated Four-Year Repayment Rates
Published by the Department of Education

PHOENIX, ARIZ. – August 16, 2010 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, reported that it received the Department of Education’s (ED) calculated four-year repayment rates by institution for the federal fiscal year ending Sept. 30, 2009. The data shows UTI’s institutions have repayment rates in the range of 49% to 64%. On an institutional basis, all UTI campuses are above the 45% threshold to remain Title IV eligible without restrictions as defined in ED’s Gainful Employment proposal.

“Although under ED’s current proposed rule, it is clear that repayment rates and Title IV eligibility will be measured at the program level for which the Department has yet to make data available, we are pleased that all of our campuses exceed the 45% threshold on an institution basis,” stated Kim McWaters, President and Chief Executive Officer of UTI. “Further, we believe our repayment rates compare favorably to many other for-profit institutions as well as numerous community colleges and public universities.”

The repayment data was released by the Department of Education as a proxy for determining if an institution’s programs will meet minimum loan repayment thresholds under its Gainful Employment proposal to remain eligible to participate in Title IV Student Aid programs. At this time, program level repayment data has not been released by the Department of Education. As currently proposed, a program will remain eligible without restrictions if at least 45% of its former students are paying down the principal on their federal loans, or its graduates have a debt-to-earnings ratio of less than 20% of discretionary income or 8% of total income.

About Universal Technical Institute, Inc.

Headquartered in Phoenix, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  During the past 45 years, UTI has graduated more than 130,000 students. The organization offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers.  Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

For more information about Universal Technical Institute, Inc. and its training programs, visit www.uti.edu.

Safe Harbor All statements contained herein, other than statements of historical fact, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, changes to regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the Company’s public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

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